Exhibit 99.5

Transcript of Webcast to Employees of FairPoint Communications, Inc.

Good morning, everyone.

And thanks for joining me for this very, very important Webcast.  As you know, FairPoint is a vibrant and growing organization, and I’ve been very open with you about our intention to grow the business through acquisition and to take advantage of opportunities that are going to increase shareholder value.  In fact, you have all heard me say, “If you’re not growing, you’re dying.” Well, you all know FairPoint is not dying so I am very excited to share with you an opportunity that will not only increase shareholder value, but will truly change the face of our company.  It’s a very exciting time, and this is wonderful news for every one of us.

As you listen to this message, we are issuing a press release right now to announce that FairPoint has agreed to merge with the Northern New England operations of Verizon. When completed and fully integrated, the 2.7 billion dollar transaction (I said billion) will add more than four thousand employees to the FairPoint family. It combines the personnel and associated wireline assets of Verizon in Maine, Vermont and New Hampshire with FairPoint, and it includes more than one million, five hundred thousand voice access lines.  Of course, our current management team will manage the combined company.

Now this is a landmark event! It is going to result in FairPoint becoming the 8th largest telephone company in the United States.  It will open the market to us as we move into smaller urban areas of the Northeast, and it will give all of you more opportunities for professional growth. This merger opens a new chapter in FairPoint’s evolution.  It leads the way for us to build a strong Northeast operation, and then to take those resources and learnings to continue a strong acquisition strategy into other contiguous areas. In fact, it really creates a new company that is larger, financially stronger and has more long-term viability.

Now let me take just a few minutes to explain the “why” of this transaction.  I have been telling you how the regulatory landscape of our industry is rapidly changing.  As many of you know, approximately 50 percent of our revenue comes from regulated revenue sources like Access and the Universal Service Fund.  As we’ve said for a long time, regulated revenues are on a slow decline, and FairPoint must take action to become less reliant on this revenue source.  After completion of this transaction, our regulated revenues will be just 25 percent of total revenues. Our success will then largely be determined by our ability to compete in the marketplace. Additionally, the scale, size and scope of the company created by this transaction will allow us to operate more efficiently and you know how important that is in the changing telecommunications environment.

This deal is also a deal thing for consumers in Maine, Vermont and New Hampshire.  As you all know, we are committed to providing broadband access to our customers and, in fact, it should come as no surprise for you to know that our customers in Maine and Vermont have a significantly higher level of broadband availability than do Verizon’s customers. Of course, we are going to take immediate steps to increase availability in the merged service areas. We’re also going to be making substantial capital investments to build local service centers and hire local employees to increase the local operational presence. For instance, functions that are now being done by Verizon in other states such as Florida, New York and Texas for things like customer service centers, network operations and administration are going to all be relocated to the New England region.

And I’m sure you all want to know what does this mean to you, my fellow FairPoint employees? Well…it means that you have the opportunity to play a vital role in a much larger company!  Each and every one of you is important to the effort to serve our customers better — today and in the future.  Your knowledge, your experience and your participation will be needed before and after the transaction closes as the organization assimilates all these new employees and these many new assets.

Now remember I told you in my December note that this was going to be an exciting year and I am sure you all recognize just how challenging it will be as we work to close and assimilate this transaction.  As we work to make this deal a reality, we’ll be counting on you to continue the momentum for our current initiatives.  No matter the size of this transaction, a few things will not change — you are our greatest asset, and our customers must always come first.  Our customers, whether in Fort Kent, Maine, Yelm, Washington, or somewhere in between, will continue expecting excellent customer service, and we need to stay focused on the commitments we’ve made to every one of them.

And let me assure you that this commitment will continue after the Verizon transaction closes.  The only difference will be FairPoint’s outlook moving forward.  Earlier in the Webcast, I used the term “smaller urban areas.”  We have built this company around customers in rural America.  Our dedication to these areas of the country will absolutely continue, but going forward it will also include the customers in smaller urban areas like those in Portland, Nashua and other towns in New England.

As I said before, it is an exciting time for all of us at FairPoint.  I know you’ll have many, many questions, and so I pledge to keep you updated on the progress of the transaction.  I’ll also give you more details about how our organization will look going forward and what opportunities you can expect in the future.  Always remember that FairPoint is committed to its customers and to its employees.  You are the reason we are able to take advantage of these opportunities, and we’ll need your continued support to continue to move forward.

Today, Peter Nixon, Pat Morse, Audrey Prior, Robin Tuttle and I are meeting with the policymakers and government leaders of Maine, Vermont and New Hampshire.  Walt Leach and John Crowley will also be on the road as we personally reach out to political and influence leaders, customers, investors and the media in an exciting effort to inform them of this very, very exciting news. Our goal is to present our plan and to let them all know more about our commitment to customers and to our employees.

As I said, my commitment to you is to keep you as informed as possible, and I’m going to communicate with you often.  For now, I can tell you that this next year will be filled with discussions with regulators, with customers and with many others and with much difficult planning as we transition all of these customers from Verizon’s customer care system to ours. We expect the transaction to close in the next 12 months after getting all of the required regulatory approvals.

Until then…keep an eye on the news and on our Intranet and Internet for updates.  Like I said, this is a significant announcement, and a lot of people are going to be talking about it in your community and throughout our entire industry.  For employees in the Northeast, I ask that you reinforce the commitment I’ve expressed here today — to invest in the local infrastructure….to create hundreds of new local jobs….and to deliver excellent customer service.

For those of you in other parts of the country, your charge is to let your customers know they are valued.  This transaction can only result in additional resources that should enable us to bring them better products and services.  Our commitment to them and to their communities remains as strong as ever.

Thanks for your time this morning!  Thanks for your excellent work ethic.  You are the driving force that’s helped our company get to this point in its history and I can honestly say that we could not be making this historic announcement without your efforts!

I look forward to reporting our progress back to you, and I look forward to the opportunities on the horizon for all of us.

Thanks very much and have a great day.